UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐         Definitive Proxy Statement

☐         Definitive Additional Materials

☒         Soliciting Material under §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐         Fee paid previously with preliminary materials

☐         Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On October 24, 2022, Republic First Bancorp, Inc. issued the following press release:

Republic First Bancorp, Inc. Comments on the Norcross Group’s Latest 13D Filing

The Norcross Group Fails to Disclose Its Recent Action Comes Only Days After Demand of $3.5M was Rejected by the Board

The Board Reaffirms Its Commitment to a Full and Fair Strategic Review Process and Will Continue to Attempt Constructive Engagement with the Norcross Group

PHILADELPHIA, Oct. 24, 2022 /PRNewswire/ -- The Board of Directors (the “Board”) of Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”), the holding company for Republic First Bank d/b/a Republic Bank, today issued the following statement in response to the October 21, 2022 amended Schedule 13D filing and accompanying demand letter (the “Norcross Filing”) issued by George E. Norcross, III, Gregory B. Braca, Philip A. Norcross and Avery Conner Capital Trust and its trustees (collectively, and together with their respective affiliates, the “Norcross Group”):

“The Board, through its independent strategic review committee (the “Committee”), continues to run a full and fair strategic review process (the “Strategic Review”). At the same time, the Board is, also through independent committees, dutifully managing an internal investigation and shareholder demands that the demanding shareholders have linked to alleged actions of former directors and former CEO of the Company. These alleged actions of former directors and management have, among other things, delayed completion of the Company’s financial statements audit and the filing of its Annual Report on Form 10-K for the year ended December 31, 2021. Despite the Board’s best efforts to oversee the expeditious completion of the Company’s financial statements and to continue diligently with its comprehensive Strategic Review, the Norcross Group has unfortunately decided to engage in public and distracting attacks against the Board.

Here are a few examples of the Norcross Group’s behavior, which raise questions as to whether the Norcross Group’s interests are misaligned with the interests of shareholders and the other constituencies the Company serves:

●

The Norcross Filing fails to make timely, complete and accurate disclosures about its engagement with the Company. Nowhere in the Norcross Filing does the Norcross Group make even a passing reference to the fact that its latest public allegations were precipitated by the Board's refusal to agree to the Norcross Group’s demand for $3.5 million (part of which relates to litigation the Norcross Group voluntarily withdrew months ago), to add its principals to the Board and to install its group member, Mr. Braca, as CEO. While the Board did respond by offering the Norcross Group the right to designate an independent director, to interview Mr. Braca as a candidate for CEO, while it also considers other highly qualified candidates, and to pay $500K of expense reimbursement in exchange for a standstill and a commitment to participate in the Strategic Review by submitting its proposals for consideration (and the Board has invited continued discussion on these terms), the Norcross Group has—to date—refused to negotiate at all.

●

The Norcross Group initially welcomed the Strategic Review and made a public proposal to invest in the Company, yet it refuses to enter into—or to continue to negotiate—a non-disclosure agreement (“NDA”) to participate in the Strategic Review. Without engaging in the Strategic Review, the Norcross Group has intentionally left itself on the outside of the process, unaware of the progress the Committee has made over the last several weeks. The Committee has nonetheless made several good faith attempts to negotiate the NDA with the Norcross Group, in the same manner and on the same terms as it has with many other parties that have signed NDAs to participate in the Strategic Review.

●

The Norcross Group’s repeated claims that its principals have been ignored by the Board are utterly false. Indeed, the Norcross Group has had access to the full Board, through the Norcross Group’s advisors, as well as regular dialogue with individual directors (directly and through advisors). For example, within the past few days alone, the Board has reached out to Mr. Braca to schedule an interview to evaluate him as a CEO candidate, ideally this week. Within this same timeframe, the Board informed the Norcross Group, through counsel, that the Board would be willing to enter into a very short-term NDA to attempt to continue more substantive settlement negotiations, which commenced several weeks ago, and to encourage the Norcross Group to participate in the Strategic Review by submitting its proposals for consideration.

When the Norcross Group has been presented with good faith proposals from the Company that do not precisely align with the Norcross Group’s demands, its principal, George Norcross, has responded with expletive-laced tirades and off-color and defamatory remarks about individual directors and advisors. Also concerning is that the Norcross Group appears to be seeking to unduly influence the outcome of the Strategic Review by repeatedly setting illusory deadlines and seeking to intimidate the Board with threats of litigation.

The Norcross Group’s harmful behavior patterns call into question how George Norcross’ and the Norcross Group’s actions might reflect on the Company and affect the Company’s employees and the communities that the Company serves. Further, these behaviors demonstrate why the Board must very carefully analyze whether any proposal from the Norcross Group would genuinely be in, and advance, the best interests of the Company, its shareholders and the other constituencies the Company serves, or if it would instead solely benefit the Norcross Group. Despite these real concerns, the Board, through independent committees, will nonetheless objectively and fully consider any alternatives and proposals submitted by the Norcross Group and will respond to the demands in the Norcross Filing in accordance with applicable law.”

Shareholders are not required to take any action at this time.

About Republic Bank

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-four stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores have extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, coin counting, ATM/debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division, which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the SEC. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the SEC in connection with the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Contacts:	David Neff	Michael Gaimari
	Neff	Neff
	C: 215-681-6333	C: 609-805-6433
	E: dn@neffknows.com	E: mg@neffknows.com

SOURCE	Republic First Bancorp, Inc.